Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of SMART Global Holdings, Inc. and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended (Topic 606)), and the effectiveness of the Company’s internal control over financial reporting dated November 6, 2019, appearing in the Annual Report on Form 10-K of the Company for the year ended August, 30, 2019.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

November 6, 2019